FOR IMMEDIATE RELEASE

Media Contact:	Investor Contact:
Lisa Bascom Interphase Corporation 214-654-5000 pr@iphase.com	Joseph Hassett Interphase Corporation 866-630-INPH ir@iphase.com
Interphase Announces First Quarter 2011 Financial Results
Revenue Growth of 78% Year to Year
PLANO, Texas — April 28, 2011 — Interphase Corporation (NASDAQ: INPH), a leading global provider of solutions for converged communications networks, today reported financial results for its first quarter ended March 31, 2011.
Revenues for the first quarter of 2011 increased approximately 78% to $6.7 million when compared to $3.8 million for the first quarter of 2010. On a sequential basis, revenues increased approximately 15% from $5.8 million in the fourth quarter of 2010. Revenues in the quarter were primarily derived from telecommunications product revenues, which increased to $5.5 million in the first quarter of 2011 compared to $3.2 million for the first quarter of 2010. Enterprise product revenues increased to $840,000 compared to $217,000 on a year to year basis, and services revenues increased to $319,000 for the first quarter of 2011 compared to $291,000 for the first quarter of 2010. Gross margin was 49% for the first quarter of both 2011 and 2010. The company reported a net income of $231,000, or $0.03 per fully diluted share in the first quarter of 2011 compared to a net loss of $2.4 million, or ($0.34) per share in the first quarter of 2010. On March 31, 2011, the company’s working capital position was $14.0 million, including cash and marketable securities of $9.6 million.
“We are very pleased to announce our fourth consecutive quarter of sequential revenue growth, and our business outlook continues to improve,” said Gregory B. Kalush, CEO and President of Interphase. “We are excited about the future of our company, and look forward to expanding our horizons into new exciting markets that embrace many of the value propositions we offer. During 2011, we intend to continue to capitalize on new revenue opportunities and improve our process efficiency so that we are able to compete effectively in these new markets.”
On April 7, 2011, Interphase was named as one of the defendants in a lawsuit filed by Mosaid Technologies (“Mosaid”). The complaint includes allegations that Interphase has infringed and is infringing upon a certain registered U.S. patent to which Mosaid has enforcement rights. The sole infringement allegation directed at Interphase appears to concern communications controller chips that Interphase purchases (indirectly) from Freescale Semiconductor, Inc., (“Freescale”), another defendant in the infringement allegation, which are used in several of Interphase’s products. Interphase does not know if there is any merit to Mosaid’s allegations. Nevertheless, Interphase intends, and Interphase understands that Freescale intends, to vigorously defend the allegations; and to the extent that the infringement claim relates to the Freescale chips used in Interphase’s products, Freescale will also defend Interphase and indemnify Interphase against damages in the lawsuit.

About Interphase Corporation
Interphase Corporation (NASDAQ: INPH — News) delivers solutions for LTE and WiMAX, interworking gateways, packet processing, network connectivity, and security for key applications for the communications and enterprise markets. Founded in 1974, Interphase provides expert engineering design and electronics manufacturing services, in addition to its commercial-off-the-shelf (COTS) portfolio of products. Interphase is headquartered in Plano, Texas, with sales offices in the United States and Europe. Clients include Alcatel-Lucent, Emerson Network Power, Fujitsu Ltd., Genband, Hewlett Packard, ip.access, Samsung, and Sun Microsystems. Visit www.iphase.com.
Forward-Looking Statements
This press release contains forward-looking statements about the business, financial condition and prospects of the Company. These statements are made under the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. The actual results of the Company could differ materially from those indicated by the forward-looking statements because of various risks and uncertainties, including (without limitation) effects of the ongoing issues in global credit and financial markets, our reliance on a limited number of customers, failure to see spending improvements in the telecommunications and computer networking industries, significant changes in product demand, the development and introduction of new products and services, changes in competition, various inventory risks due to changes in market conditions and other risks and uncertainties indicated in the Company’s filings and reports with the Securities and Exchange Commission. All of the foregoing risks and uncertainties are beyond the ability of the Company to control, and in many cases, the Company cannot predict the risks and uncertainties that could cause its actual results to differ materially from those indicated by the forward-looking statements. When used in this press release, the words “believes,” “plans,” “expects,” “will,” “intends,” and “anticipates” and similar expressions as they relate to the Company or its management are intended to identify forward-looking statements.
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Interphase and the Interphase logo are trademarks or registered trademarks of Interphase Corporation. All other trademarks are the property of their respective owners.

Condensed Consolidated Financial Statements
Interphase Corporation
Condensed Consolidated Statements of Operations
(amounts in thousands, except per-share amounts)

	Three Months Ended Mar. 31,
	2011	2010
Revenues	$6,688	$3,759
Gross margin	3,252	1,859
Research and development	1,032	2,093
Sales and marketing	1,004	1,260
General and administrative	985	1,004

Total operating expenses	3,021	4,357
Income (loss) from operations	231	(2,498)
Income (loss) before income tax	239	(2,530)
Net income (loss)	231	(2,363)
Net income (loss) per diluted share	$0.03	$(0.34)
Weighted average common and dilutive shares	6,911	6,871
Selected Consolidated Balance Sheet Information
(amounts in thousands)

	Mar. 31, 2011	Dec. 31, 2010
Cash and marketable securities	$9,608	$10,777
Accounts receivable, net	6,011	4,633
Inventories	1,530	1,645
Net property, plant and equipment	381	414
Total assets	19,764	19,314
Total liabilities	8,047	8,304
Total shareholders’ equity	$11,717	$11,010
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